Exhibit 7

                                   ASSIGNMENT

         FOR VALUE RECEIVED, the undersigned hereby assigns, transfers, sells and sets over unto Global Spill Management, Inc. ("Buyer") all of the undersigned's right, title and interest in all proceeds of all litigation described in Paragraph 13 of a certain Asset Purchase Agreement dated April 1, 1998, as amended, by and among the undersigned, Buyer and Litchfield Continental, Ltd.

         IN WITNESS WHEREOF, and intending to be legally bound, the undersigned, by and through its authorized officer, has executed and delivered this Assignment this __ day of September, 1998.

                                         BIOFARM S.A.


                                         BY: /s/ Keith D. Beekmeyer       (SEAL)
                                             --------------------------
                                             Its:_________________


                                         /s/ September 2, 1998
STATE OF ______

COUNTY OF

         On the ____ day of ____________, 199_ before me, the undersigned officer, personally appeared ________________________, known to me (satisfactorily proven) to be the ___________________ of Biofarm S.A., a corporation, whose name is subscribed to the within instrument, and acknowledged that (s)he has the authority to sign on behalf of Biofarm S.A., and that (s)he has executed the same for the purposes therein contained.

         IN WITNESS WHEREOF, I hereunto set my hand and official seal.


                                         --------------------------
                                         Notary Public

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